                                                                    Exhibit 21.1

                      KEY COMPONENTS, LLC AND SUBSIDIARIES


Atlantic Guest, Inc.

B.W. Elliott Manufacturing Co., LLC

ESP Lock Products, LLC

Gits Manufacturing Company, LLC

Gits MFG (Thailand) Co., LTD

Guest Building, LLC

Hudson Lock, LLC

KCLLC Holdings, Inc.

Key Components, LLC

Key Components Finance Corp.

KeyLock De Mexico, S. DE R.L. DE C.V.

Services Keylock de Mexico, S. DE R.L. DE C.V.

Marine Industries Company, LLC

Turner Electric, LLC

VFC Acquisition Company, Inc.

Acme Electric Corporation

Acme Electric Manufacturing De Mexico, S. DE R.L. DE C.V.

Acme Electric Mexico Holdings I, Inc

Acme Electric Mexico Holdings II, Inc.

Servicos Acme De Mexico, S. DE R.L. DE C.V.